Exhibit 99

News Release

Contacts:

Investors: Brad Milsaps

       investors@truist.com

Media:	Shelley Miller

        media@truist.com

Truist announces redemption of 4.950% Series P Fixed Rate Reset

Non-Cumulative Perpetual Preferred Stock

CHARLOTTE, N.C., (October 28, 2025) – Truist Financial Corporation (the “Company”) announced today that it has decided to call all of the outstanding Series P Depositary Shares related to its outstanding 4.950% Series P Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP #89832QAE9) (the “Series P Depositary Shares”) for redemption on November 13, 2025 (the “Redemption Date”). The redemption price will be US$1,000.00 per Series P Depositary Share, plus declared and unpaid dividends up to but excluding the Redemption Date (the “Redemption Price”). On and after the Redemption Date, the Series P Depositary Shares so redeemed will no longer be deemed to be outstanding, dividends on such Series P Depositary Shares will cease to accumulate and all rights of the holders of such Series P Depositary Shares will cease, except for the right to receive the Redemption Price.

The Series P Depositary Shares will be redeemed from the Company’s retained earnings.

The notice of redemption specifying the terms and procedures for the redemption (the “Redemption Notice”) has been mailed to holders of record of the Series P Depositary Shares today. Requests for additional copies of the Redemption Notice should be directed to Computershare Trust Company, N.A., as follows:

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By mail: P.O. Box 43014, Providence, RI 02940-3014, Attention: Corporate Actions; or by overnight courier: 150 Royall Street, Canton, MA 02021, Attention: Corporate Actions; or by telephone at: (800) 546-5141.

This press release does not constitute a Redemption Notice under the Company’s Restated Articles of Incorporation governing the Company’s 4.950% Series P Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock and is qualified in its entirety by reference to the Redemption Notice issued by the Company.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Headquartered in Charlotte, North Carolina, Truist has leading market share in many of the high-growth markets in the U.S. and offers a wide range of products and services through wholesale and consumer businesses, including consumer and small business banking, commercial and corporate banking, investment banking and capital markets, wealth management, payments, and specialized lending businesses. Truist is a top-10 commercial bank with total assets of $544 billion as of September 30, 2025. Truist Bank, Member FDIC. Equal Housing Lender. Learn more at Truist.com.

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